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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549







                              -------------------

                                   FORM 8-K


                              -------------------




                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



                       DATE OF REPORT: November 6, 1996







                                                               I.R.S. Employer
Commission                                     State of        Identification
File Number   Registrant                       Incorporation   Number
------------- -------------------------------- --------------- ----------------

001-11227     Washington Energy Company        Washington      91-1005304
001-11271     Washington Natural Gas Company   Washington      91-1005303



                 815 Mercer Street, Seattle, Washington 98109
            (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code: (206) 622-6767




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


ITEM 5.  OTHER EVENTS

a) On November 1, 1996, Washington Energy Company, parent company of Washington Natural Gas Company, issued the following press release:

Fiscal-year earnings rise sharply

     SEATTLE -- Washington Energy Company earned $25.0 million from continuing operations in its 1996 fiscal year, up from a loss of $14.5 million in the prior year, Chairman, CEO and President William P. Vititoe announced today.
     Earnings per share from continuing operations were $1.03 for the year, which ended Sept. 30, compared to a per-share loss of 61 cents in the previous year.
     "Importantly for our future, " Vititoe said, "a significant portion of the earnings growth results directly from our turnaround strategies -- such as our 1995 regulatory actions and our ongoing programs to control costs and improve efficiency. The company's fundamental profitability rose markedly this year, thanks to these achievements."
     Ongoing utility operations and maintenance expense (excluding special charges, consulting fees and other non-recurring items) declined to $128 per customer in fiscal 1996, down 4 percent compared to the prior year and 18 percent lower than in fiscal 1994, when the company launched ongoing, systematic programs to achieve cost savings and improve efficiency.
     Fiscal 1996 net income including discontinued operations totaled $23.1 million, or 96 cents per share, compared to a net loss of $41.1 million, or $1.72 per share, in the prior year.
     Discontinued operations consist of undeveloped coal reserves in southeastern Montana and a related railroad in the permitting stage, which the company has decided not to pursue.

DETAIL OF FISCAL-YEAR RESULTS
     The increase in fiscal 1996 earnings resulted in large part from increased utility gas sales due to more-normal weather, the addition of 18,700 new customers (a 4 percent annual growth rate), and the May 1995 general utility rate increase. Together, these factors added $21 million to utility margin.
     Weather for fiscal 1996 was 9 percent colder than in the prior year. However, 1996 weather remained 3 percent warmer than normal. Normal weather would have increased 1996 earnings by approximately 22 cents per share.
     Income from continuing operations also benefited from a $2.1 million after-tax reduction in previously established reserves related to environmental remediation activities. Fiscal 1995 income from continuing operations included special charges totaling $22.7 million (after tax), as detailed in the company's 1995 annual report.
     The $1.8 million loss from discontinued operations in 1996 includes a $446,000 after-tax charge for expected carrying costs related to the coal and rail investments prior to disposition in fiscal 1997. The 1995 loss from discontinued operations consists primarily of $26.5 million in write-downs of these investments, associated with adoption of the FAS 121 accounting standard.


FOURTH-QUARTER  RESULTS
     The company showed a loss of $4.3 million from continuing operations, or 18 cents per share, during the quarter ended September 30, 1996. The results represent an improvement over a loss of $33.4 million from continuing operations, or $1.39 per share, in the same period one year prior. Excluding the environmental reserve adjustment noted above and the special charges recorded in 1995, the quarterly loss from continuing operations was $6.4 million in 1996 and $10.7 million in 1995.
     The improvement in quarterly results was due to the same general factors that affected fiscal-year earnings.
     As Washington Energy's primary business is distribution of natural gas for heating purposes, the majority of the company's profits are realized in the fall and winter quarters, while the summer quarter generally shows a loss.
     Including discontinued operations, the company posted a net loss of $5.1 million, or 21 cents per share, in the September 1996 quarter, compared to a net loss of $59.9 million in the same period one year prior.

MERGER WITH PUGET SOUND POWER & LIGHT COMPANY
     A definitive agreement to merge Washington Energy Company (NYSE: WEG) and its major operating subsidiary, Washington Natural Gas Company, with Puget Sound Power & Light Company (NYSE: PSD) was announced October 18, 1995. The agreement was approved by shareholders of the companies on March 20, 1996.
     The strategic merger of equals would create a combination utility company to be called Puget Sound Energy, serving more than 852,000 electric and 490,000 gas customers in western Washington state (with approximately 250,000 customers using both forms of energy).
      The merger could be concluded late in calendar 1996 or early in calendar 1997, subject to the approval of the Washington Utilities and Transportation Commission.

WASHINGTON ENERGY COMPANY
SUMMARY INCOME STATEMENTS AND OTHER FINANCIAL DATA
(Dollars in thousands, except per share amounts)
                                                                     3 Months Ended                    12 Months Ended
                                                                    September 30 (1)                    September 30
                                                              ------------------------------    ------------------------------
                                                                   1996             1995            1996             1995
                                                              -------------    -------------    -------------    -------------

Washington Energy Company

Operating revenues
    Regulated utility sales                                   $     52,215     $     45,416     $    400,108     $    420,048
    Merchandise, conservation products, and other                    6,201            5,565           25,603           23,563

                                                              -------------    -------------    -------------    -------------
      Total operating revenues                                $     58,416     $     50,981     $    425,711     $    443,611

Operating income (loss) after income taxes                    $      7,868     $     (2,205)    $     71,986     $     51,841

Non-utility charges after income taxes                        $        ---     $    (20,622)    $        ---     $    (20,622)

Preferred dividend requirement - Washington Natural Gas       $     (1,755)    $     (1,755)    $     (7,020)    $     (7,126)

Income (loss) from continuing operations                      $     (4,294)    $    (33,430)    $     24,960     $    (14,465)

Discontinued operations, net of income taxes                  $       (820)    $    (26,491)    $     (1,832)    $    (26,597)

                                                              -------------    -------------    -------------    -------------
Net income (loss)                                             $     (5,114)    $    (59,921)    $     23,128     $    (41,062)

EPS from continuing operations                                       (0.18)           (1.39)            1.03            (0.61)

EPS from discontiued operations                                      (0.03)           (1.10)           (0.07)           (1.11)
                                                                -----------      -----------     ------------     ------------

Earnings (loss) per common share                              $      (0.21)    $      (2.49)    $       0.96     $      (1.72)

Dividends per common share                                    $       0.25     $       0.25     $       1.00     $       1.00

Average common shares outstanding (in thousands)                    24,235           24,026           24,159           23,893
Book value per share                                                                            $       8.21     $       8.17

Capitalization and short-term debt
    Common                                                                                      $    199,351     $    196,686
    Preferred                                                                                         90,000           90,000
    Long-term debt                                                                                   344,920          310,060
    Current portion long-term debt                                                                       140           30,140
    Commercial paper and notes payable                                                               177,709          161,994

                                                                                                =============    =============
       Total capitalization and short-term debt                                                 $    812,120     $    788,880
                                                                                                =============    =============


(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.




WASHINGTON ENERGY COMPANY
SUMMARY INCOME STATEMENTS AND OTHER FINANCIAL DATA (Continued)
(Dollars in thousands)
                                                                 3 Months Ended                    12 Months Ended
                                                                September 30 (1)                    September 30
                                                          ------------------------------    ------------------------------
                                                               1996             1995             1996             1995
                                                          -------------    -------------    -------------    -------------

Washington Natural Gas Company

Operating revenues
    Firm gas sales                                        $     42,906     $     35,444     $    352,835     $    354,458
    Interruptible gas sales                                      3,142            5,463           23,376           44,511
    Transportation                                               3,439            1,929           12,812           10,762
    Rentals and other                                            2,728            2,580           11,085           10,317

                                                          -------------    -------------    -------------    -------------
       Total operating revenues                           $     52,215     $     45,416     $    400,108     $    420,048

Gross utility margin
    Gas sales less gas purchases                          $     26,966     $     21,823     $    198,492     $    179,947
    Transportation margin                                        3,439            1,929           12,812           10,762
    Rentals and other                                            2,728            2,580           11,085           10,317

                                                          -------------    -------------    -------------    -------------
       Total margin                                       $     33,133     $     26,332     $    222,389     $    201,026

Utility operations & maintenance expense                  $     11,810 (2) $     21,569 (2) $     59,875 (3) $     68,125 (3)

Net income (loss)                                         $     (1,153)    $    (10,750)    $     37,224     $     17,854

Gas volumes (000's of therms)
    Firm gas sales                                              69,669           59,036          656,688          633,373
    Interruptible gas sales                                      9,149           20,323           72,229          132,316
    Transportation                                              57,854           37,661          242,299          156,941

                                                          -------------    -------------    -------------    -------------
       Total gas volumes                                       136,672          117,020          971,216          922,630

Customers served (average)
    Firm gas sales                                             489,054          468,130          482,999          464,327
    Interruptible gas sales                                        983            1,046            1,000            1,037
    Transportation                                                 116               70              106               55

                                                          -------------    -------------    -------------    -------------
       Total customers                                         490,153          469,246          484,105          465,419

    Annual increase in customers                                                                  18,686           20,760

Weather % colder (+) or warmer (-) than normal
    (in terms of degree days)                                      3 %            -36 %             -3 %            -12 %

Degree days                                                        241              156            4,630            4,201



(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.

(2) Utility operations and maintenance expense for the 3 months ended  September  30, 1996 and 1995 include consulting and certain non-recurring charges (benefits) of  ($3,266) and $4,689, respectively.

(3) Utility operations and maintenance expense for the 12 months ended September  30, 1996 and 1995 include consulting and certain non-recurring charges (benefits) of  ($2,270) and $6,147, respectively.

SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WASHINGTON ENERGY COMPANY

                              By /s/ James P. Torgerson
                                 James P. Torgerson
                                 Executive Vice President,
                                 Chief Administrative Officer and
                                 Chief Financial Officer; the
                                 Principal Financial Officer

                              WASHINGTON NATURAL GAS COMPANY

                              by /s/ James P. Torgerson
                                 James P. Torgerson
                                 Executive Vice President,
                                 Chief Administrative Officer and
                                 Chief Financial Officer; the
                                 Principal Financial Officer





November 6, 1996